Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-287992) of Arrive AI Inc. of our report dated March 12, 2025, relating to the consolidated financial statements of Arrive AI Inc., included in this Annual Report on Form 10-K of Arrive AI Inc.

/s/ Assurance Dimensions

Coral Springs, Florida

April 15, 2026